                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
24/7 Media, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-47074, 333-89985 and 333-36144) on Form S-3 (Nos. 333-56308, 333-35306,
333-83287 and 333-34020) on Form S-8 of 24/7 Media, Inc. of our report dated March 16, 2001, relating to the consolidated balance sheets of 24/7 Media, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows, and the consolidated financial statement schedule, for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of 24/7 Media, Inc.

Our report dated March 16, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                                    /s/ KPMG LLP

New York, New York
March 16, 2001